OG&E disappointed by Oklahoma rate case order

More than a year after filing for a rate increase with the Oklahoma Corporation Commission, Oklahoma Gas and Electric received an order granting an $8.9 million rate increase. This is the first increase granted to OG&E since 2012.

"While the Commission did allow the recovery of $1.6 billion in investment we made in new electric infrastructure since our last rate case, they extended the useful financial lives of some of that equipment beyond 100 years," OG&E spokesman Brian Alford said. "While that lowers rates today, it shifts the burden to customers in the future. We are disappointed by this approach."

The company expressed disappointment over individual components of the order including the allowed return on equity. The Commission ordered a 9.5 percent ROE, down from the company’s current 10.2 percent.

"The national average for comparable utility ROEs is currently 9.77 percent, and OG&E is a high performing utility," Alford said. "Our rates are among the lowest in the country, reliability is strong and customer satisfaction high and yet we received an ROE well below the national average."

The final order will result in a monthly increase of approximately 71 cents per month for an average residential customer which will be offset by a refund from interim rates that were put into effect in July, 2016.

"As a result of this rate order, we will evaluate all of our options including customer investments and programs," Alford said.